Exhibit 5.1

December 21, 2009

Team Health Holdings, Inc.

1900 Winston Road

Suite 300

Knoxville, Tennessee 37919

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Team Health Holdings, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 15,100,000 shares of common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Team Health Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Stock Plan”).

I have examined the Registration Statement and the 2009 Stock Plan. I also have examined the originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to be as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualification and limitations stated herein, I am of the opinion that the Shares to be issued by the Company pursuant to the 2009 Stock Plan have been duly authorized and, upon their issuance and delivery in accordance with the 2009 Stock Plan will be validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I am not admitted to practice in the State of Delaware on in the State of New York.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Heidi Allen, Esq.
Heidi Allen, Esq.
Senior Vice President and General Counsel